Exhibit 10.1

AGREEMENT TO LEND EMPLOYEES

    This agreement (“Agreement”) is entered into this 24th day of March, 2009, between Southwest Iowa Renewable Energy, LLC. (“SIRE”) and Bunge North America, Inc. (“Bunge”), each referred to herein as a “Party” and collectively, the “Parties.”

    WHEREAS, SIRE desires to utilize the services of a specified individual with certain or special skills (“Borrowed Employee”); and

    WHEREAS, Bunge agrees to supply SIRE with such Borrowed Employee.

    THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.     Borrowed Employee.   Bunge agrees to loan employee James M. Lay to SIRE to work in SIRE’s offices located at 10868 189th Street, Council Bluffs, Iowa, as the Borrowed Employee. The Borrowed Employee shall be the “borrowed servant” of SIRE as that term is defined by all applicable workers’ compensation statutes, decisions, regulations, and programs.

    2.     Loan Period.   Bunge agrees to lend the Borrowed Employee to SIRE commencing on the date of this Agreement and, subject to the terms of this Agreement, continuing until such date as mutually agreed by the Parties (the “Loan Period”). Provided, however, that either Party may terminate this Agreement if the other Party breaches any of its obligations hereunder, which breach is not cured within five (5) business days of receipt of written notice of such breach. Upon termination of this Agreement, all obligations of the Parties with respect to the Borrowed Employee under this Agreement shall cease, except as provided herein.

        Bunge may cease loaning the Borrowed Employee to SIRE for any reason upon thirty (30) days written notice to SIRE. In the event that an issue arises regarding the performance of services by the Borrowed Employee, SIRE shall notify Bunge to discuss such performance issues and the Parties agree to cooperate to bring about a mutually agreeable resolution to any such issue. In the event that the Parties are unable to resolve the performance issues within thirty (30) days from the date SIRE notified Bunge of such issues, SIRE may cease borrowing the Borrowed Employee from Bunge.

        In the event that the Borrowed Employee terminates his or her employment with Bunge, all obligations of the Parties with respect to the Borrowed Employee under this Agreement shall cease, except as provided herein.

    3.     Authority.   The Borrowed Employee shall serve as interim general manager, president and chief executive officer of SIRE, to perform such duties as may be assigned to such positions under SIRE’s operating agreement and by SIRE’s Board of Directors. SIRE shall be vested with such authority to direct and control the Borrowed Employee during the Loan Period and to assign the Borrowed Employee work duties and provide day to day supervision.

    4.     Workers’ Compensation Coverage.   SIRE shall supply and maintain workers’ compensation coverage to the Borrowed Employee. SIRE shall be responsible for the payment or defense of all workers’ compensation claims arising out of the performance of services by the Borrowed Employee under this Agreement, including any claims which accrue during the Loan Period but have not closed prior to the ending of the Loan Period, as well as all costs incurred by Bunge as a result of any claim for workers’ compensation benefits.

    5.     Indemnification.   SIRE on behalf of itself and any of its parent companies, subsidiaries, limited liability companies, divisions, affiliates, merged companies, successors, assigns, directors, officers, shareholders, lenders, general and limited partners, agents, servants and employees, past and/or present, or anyone else taking through or under them, agrees to and shall indemnify and hold harmless Bunge and its parent companies, subsidiaries, limited liability companies, divisions, affiliates, merged companies, successors, assigns, directors, officers, shareholders, lenders, general and limited partners, agents, servants and employees, past and/or present, and anyone else taking through or under them, from and against any and all liabilities, claims, damages, costs or expenses (including attorneys’ fees) arising from or relating to (i) any actions or omissions of the Borrowed Employee, including but not limited to any claims of negligence, arising directly or indirectly out of the performance of services under this Agreement, and (ii) any actions or omissions of SIRE, including but not limited to any claims of negligence, arising directly or indirectly from the Borrowed Employee arrangement generally or from this Agreement in particular. The provisions of this Section 5 shall survive the termination of this Agreement.

    6.     Pay and Benefits.   The Borrowed Employee shall be paid by Bunge, and, subject to applicable laws, shall participate in any applicable employee benefit plans of Bunge, pursuant to the terms of such plan(s). Bunge shall have the right and responsibility to determine the amount of base pay compensation and performance award (if applicable) payable to the Borrowed Employee; provided, SIRE agrees to meet with Bunge from time to time to discuss the Borrowed Employee’s performance under this Agreement. Bunge shall be responsible for paying all applicable federal and municipal income taxes, social security, unemployment, health, and other taxes required as relates to the Borrowed Employee. Any performance award paid to the Borrowed Employee shall be paid by Bunge.

Exhibit 10.1

    7.    Charge for Service.   SIRE shall (1) pay Bunge $13,875 per month, reduced by the monthly amount SIRE pays for an apartment for the Borrowed Employee in Council Bluffs, Iowa, (2) lease an acceptable apartment for the Borrowed Employee in Council Bluffs, Iowa, at SIRE’s sole cost and expense, (3) reimburse Bunge for all travel-related and entertainment related expenses incurred by the Borrowed Employee, and (4) provide an acceptable car for the Borrowed Employee, at SIRE’s sole cost and expense. SIRE shall pay Bunge for such costs within ten (10) days of the end of the month in which the costs were incurred.

    8.     No Solicitation.   During the term of this Agreement, and for a period of one (1) year from the earlier of the date of termination of this Agreement or the termination of employment of the Borrowed Employee, SIRE will not directly or indirectly, for any reason or purpose whatsoever, solicit the employment of, recruit, employ, hire, cause to be employed or hired, enticed away, or establish a business with, the Borrowed Employee, or suggest to or discuss with the Borrowed Employee the discontinuation of his employment with Bunge, or directly or indirectly suggest or discuss with the Borrowed Employee job possibilities, career interest or other employment related information.

    9.     At-Will Employment. This Agreement does not modify the Borrowed Employee’s status as an at-will employee of Bunge.

    10.     Notices.   All notices required or permitted under this Agreement shall be in writing and shall be deemed given and made (i) if by personal delivery, on the date of such delivery, (ii) if by delivery by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing, in each case addressed at the address or facsimile number shown below for, or such other address as may be designated by notice by, such Party:

To Bunge:
        Bunge North America, Inc.
        11720 Borman Drive
        St. Louis, MO 63146
Attention:     General Manager, Biofuels
Fax No.:    (314) 292-2110

with a mandatory copy to:

        Bunge North America, Inc.
        Legal Department
        11720 Borman Drive
        St. Louis, MO 63146
Attention:     General Counsel
Fax No.:     (314) 292-2521

Exhibit 10.1

To SIRE:
        Southwest Iowa Renewable Energy, LLC
        10868 189th Street
        Council Bluffs, IA 51503
Attention:     Chairman of the Board
Fax No.:         (712) 366-0394

with a mandatory copy to:

        Husch Blackwell Sanders, LLP
        Attn: David E. Gardels
        1620 Dodge Street, Suite 2100
        Omaha, NE 68102
Fax No.:     (402) 964-5050

    11.     Entire Agreement. This Agreement constitutes the entire agreement of the Parties regarding the subject matter of the Agreement and supersedes all prior and contemporaneous statements, promises, understandings or agreements, written or oral, regarding the subject matter of this Agreement.

    12.     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and signature pages may be exchanged by facsimile or other electronic communication. All of such counterparts together shall constitute one instrument.

    13.     Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced. A waiver or consent given by a Party on any occasion is effective only in that instance and shall not be construed as a bar to, or waiver of, any right on any other occasion.

    14.     Amendment. This Agreement may be amended only by a written agreement by the Parties.

    15.     Controlling Law.  This Agreement shall be governed by the internal substantive laws of the State of Iowa, without regard to conflicts of law provisions.

BUNGE NORTH AMERICA, INC.	SOUTHWEST IOWA RENEWABLEENERGY, LLC.
/s/ Eric Hakmiller	/s/ Karol King
Eric Hakmiller	Karol King
General Manager, Biofuels	Chairman of the Board

Exhibit 10.1

EMPLOYEE CONSENT

I am an employee of Bunge North America, Inc. (“Bunge”). I consent to being called upon to work under the control of Southwest Iowa Renewable Energy, LLC. (“SIRE”) at SIRE’s office located at 10868 189th Street, Council Bluffs, Iowa. I agree that while performing work for SIRE, I will be provided with workers’ compensation coverage by SIRE. I agree that during my loan period, I am not entitled to any compensation or benefits from SIRE other than as set out herein and will receive all other compensation and benefits from Bunge.

I will make my best efforts to perform the duties assigned to me by SIRE in a professional and workmanlike manner in accordance with applicable professional standards.

I agree that this consent is not a guarantee of continued employment, nor does it change my status as an at-will employee of Bunge. I agree that in the event my employment terminates or I cease being on loan to SIRE, I am not entitled to any separation benefits or payments whatsoever from SIRE. This consent supersedes and replaces any similar acknowledgement, employment agreement or offer letter with respect to these matters.

Signature:
Printed Name: James M. Lay
Date:

Subscribed and Sworn to me this

______ day of _________, 2009

__________________________
Signature of Notarial Officer